EXHIBIT 2

ADP ISSUES OPEN LETTER TO STOCKHOLDERS
Urges Stockholders to Vote for All 10 ADP Director Nominees Today Using the WHITE Proxy Card
to Protect the Value of their ADP Investment

ROSELAND, NJ, November 1, 2017 – ADP (NASDAQ: ADP) today issued an Open Letter to stockholders from President & Chief Executive Officer Carlos A. Rodriguez and Chairman John P. Jones urging them to vote on the WHITE proxy card to re-elect all of the Company’s 10 highly qualified and experienced directors at ADP’s November 7 Annual Meeting of Stockholders.
The letter to stockholders is available [here] and additional information related to ADP’s 2017 Annual Meeting of Stockholders can be found here.
The full text of the letter follows:
An Open Letter to ADP Shareholders
ADP has a long and proud history of putting the needs of our clients at the center of everything we do. For 68 years, our focus has been on reliability, breadth of solutions and quality of service as a leader and innovator in Human Capital Management (HCM).  Our relentless focus on the needs of our clients has resulted in strong value creation for you, our shareholders, as well as for our other stakeholders.
Every payday, we deliver on our commitment to our 700,000 clients around the globe, including more than 70% of the Fortune 500, and the 1 in 6 American workers and approximately 14 million international workers that we pay.
We are a client-centric organization that is deeply involved with both technology and services.  Over the past five years, we have taken decisive actions to position ADP for sustainable growth and success in the HCM industry by developing a complete suite of cloud-based solutions, investing to grow and scale our industry-leading Human Resource Business Process Outsourcing solutions, and leveraging our worldwide presence to provide truly global HCM solutions.  We are the #1 provider of cloud-based HCM solutions with the #1 mobile HCM app, exceeding 12 million users, and we are #1 in financial data services on the FORTUNE World’s Most Admired Companies® 2017 list.
And our work doesn’t stop there.  We continue to build on ADP’s strengths to anticipate and deliver on all of our clients’ HCM needs.  We are investing more than $800 million annually in innovation, streamlining our operations, and attracting top technology talent to achieve our ambitious goals.
We are motivated to do what we do best: create value for our clients, partners, shareholders and associates, and deliver returns in excess of both the market and our industry peers.  We believe we are well positioned to continue our strong track of performance, sustainable value creation, and return of capital through dividends and share repurchases, building on 42 consecutive years of annual increases in the dividend.  We are proud of our position as a global leader—and we are more confident than ever that the future is bright for ADP.
At our Annual Meeting on November 7, ADP shareholders face an important decision that will directly impact the value of their investment and the future of ADP.  Please vote to re-elect ADP’s 10 highly qualified directors on the WHITE proxy card to support ADP as we continue delivering on our commitments to our shareholders, clients, associates, partners, and the 40 million workers who depend on our services.  Thank you.

Your vote is important, no matter how many or how few shares you own.  Vote today online, by phone or by mail by following the directions on the WHITE proxy card.  For additional information on the 2017 Annual Meeting of Stockholders, visit VoteADP.com.  If you have questions, or need assistance in voting your shares, please contact: Innisfree M&A Incorporated; call toll-free: (877) 750-0510 or call collect: (212) 750-5833.
Carlos A. Rodriguez	John P. Jones
President and Chief Executive Officer	Chairman of the Board

From FORTUNE Magazine, March 1, 2017 © 2017 Time Inc. FORTUNE and The World’s Most Admired Companies are registered trademarks of Time Inc. and are used under license.  FORTUNE and Time Inc. are not affiliated with, and do not endorse products or services of, ADP, LLC.
Time is Short.
Please vote today online or by phone by following the directions on your WHITE proxy card.
If you have questions, or need assistance in voting your shares, please contact:
INNISFREE M&A INCORPORATED
Shareholders Call Toll-Free:
(877) 750-0510
Banks and Brokers Call Collect:
(212) 750-5833
REMEMBER:

Discard any Gold proxy card that you may receive from Pershing Square.

Returning a Gold proxy card — even if you “withhold” on Pershing Square’s nominees — will revoke any vote you had previously submitted on ADP’s WHITE proxy card.

About ADP (NASDAQ: ADP)
Powerful technology plus a human touch.  Companies of all types and sizes around the world rely on ADP cloud software and expert insights to help unlock the potential of their people, HR, Talent, Benefits, Payroll, Compliance.  Working together to build a better workforce.  For more information, visit ADP.com.
ADP, the ADP logo and ADP A more human resource are registered trademarks of ADP, LLC.  All other marks are the property of their respective owners.
Copyright © 2017 ADP, LLC.  All rights reserved.
ADP-Media

SAFE HARBOR STATEMENT
This document and other written or oral statements made from time to time by ADP may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Statements that are not historical in nature and which may be identified by the use of words like “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could,” “is designed to” and other words of similar meaning, are forward-looking statements.  These statements are based on management’s expectations and assumptions and depend upon or refer to future events or conditions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed.  Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements or that could contribute to such difference include: ADP’s success in obtaining and retaining clients, and selling additional services to clients; the pricing of products and services; compliance with existing or new legislation or regulations; changes in, or interpretations of, existing legislation or regulations; overall market, political and economic conditions, including interest rate and foreign currency trends; competitive conditions; our ability to maintain our current credit ratings and the impact on our funding costs and profitability; security or privacy breaches, fraudulent acts, and system interruptions and failures; employment and wage levels; changes in technology; availability of skilled technical associates; and the impact of new acquisitions and divestitures.  ADP disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.  These risks and uncertainties, along with the risk factors discussed under “Item 1A. - Risk Factors” in our Annual Report on Form 10-K should be considered in evaluating any forward-looking statements contained herein.
ADDITIONAL INFORMATION
ADP, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Company shareholders in connection with the matters to be considered at the Company’s 2017 Annual Meeting.  The Company has filed a definitive proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from Company shareholders.  COMPANY SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION.  Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials to be filed with the SEC.  Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov.  The proxy statement and other relevant documents filed by ADP with the SEC are also available, without charge, by directing a request to ADP’s proxy solicitor, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022; call toll-free: (877) 750-0510 or call collect: (212) 750-5833. Copies will also be available at no charge at the Company’s website at www.adp.com.
CONTACTS:
Investors:
Christian Greyenbuhl
(973) 974-7835
Christian.Greyenbuhl@adp.com
Byron Stephen
(973) 974-7896
Byron.Stephen@adp.com
Media:
Michael Schneider
(973) 974-5678 office
(973) 868-1000 mobile
Michael.Schneider@adp.com
George Sard/Jared Levy/Liz Zale
Sard Verbinnen & Co
(212) 687-8080
ADP-SVC@sardverb.com